UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (date of earliest event reported): June 15, 2026
Commission file number 001-39482

GeneDx Holdings Corp.
(Exact name of registrant as specified in its charter)

Delaware	85-1966622
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

333 Ludlow Street, North Tower; 6th Floor Stamford, Connecticut 06902
(Address of Principal Executive Offices) (Zip Code)
Registrant's telephone number, including area code: (888) 729-1206
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	WGS	The Nasdaq Stock Market LLC
Warrants to purchase one share of Class A common stock, each at an exercise price of $379.50 per share	WGSWW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 16, 2026, GeneDx Holdings Corp. (the “Company”) announced the appointment of Mark Gardner, age 60, in the role of President, which was effective on June 15, 2026. As President, Mr. Gardner will oversee the Company’s lab and commercial operations. Mr. Gardner will report to Katherine Stueland, Chief Executive Officer of the Company, and will serve on the Company’s executive leadership team.
Prior to joining the Company, Mr. Gardner served as Senior Vice President of Molecular Genomics and Oncology at Quest Diagnostics Incorporated, from September 2022 to June 2026. Mr. Gardner also held executive leadership roles at prominent diagnostic and life sciences companies, including at Corza Medical Inc., where he was Executive Partner, Senior Vice President and General Manager of European Commercial Operations and Biosurgery Products from June 2019 to October 2022, at OmniSeq Corporation, where he was Chief Executive Officer, and at Thermo Fisher Scientific Inc., where he held Vice President and General Manager positions. Mr. Gardner holds a B.S. in History from the United States Naval Academy, an M.A. in National Security Studies from Georgetown University, and an M.B.A. from The Wharton School of the University of Pennsylvania.
In connection with the appointment, GeneDx, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company, and Mr. Gardner entered into an employment agreement providing for (i) a total annual base salary of $530,000, (ii) a target annual bonus of 65% of Mr. Gardner’s total annual base salary, and (iii) a grant to be made by the Company of restricted stock units with an aggregate grant-date value of $2,000,000, which will vest in equal annual installments over a four-year period, subject to Mr. Gardner’s continued service with the Company on each applicable vesting date. The employment agreement provides for an initial term of three years and automatically renews for successive one-year terms unless earlier terminated.
Pursuant to his employment agreement, if Mr. Gardner is terminated without “cause” or resigns for “good reason” (as such terms are defined in his employment agreement) or the Company fails to renew the term other than in connection with a change in control, he will be entitled to receive 9 months of base salary continuation and 12 months of continued coverage under the Company’s group health benefit plans, subject to his execution of a release of claims. If instead such termination occurs within the 12-month period following a change in control, he will be entitled to receive 12 months of base salary continuation, a lump sum payment equal to one times his target annual bonus, 12 months of continued coverage under the Company’s group health benefit plans, and accelerated vesting of his outstanding equity-based compensation awards, subject to his execution of a release of claims.
The foregoing description of Mr. Gardner’s employment agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such employment agreement, a copy of which will be filed in the Company’s Form 10-Q for the quarter ended June 30, 2026.
Mr. Gardner also entered into the Company’s standard indemnification agreement, a form of which was previously filed with the Securities and Exchange Commission as Exhibit 10.4 to the Company’s Form 8-K (File No. 001-39482) on July 28, 2021.
Mr. Gardner has no family relationships that require disclosure pursuant to Item 401(d) of Regulation S-K and has not been involved in any transactions that require disclosure pursuant to Item 404(a) of Regulation S-K. There is no arrangement or understanding between Mr. Gardner and any other person pursuant to which Mr. Gardner was named President of the Company.
Following Mr. Gardner’s appointment, Bryan Dechairo will transition into a role focused on leading the Company’s product, technology and innovation initiatives.
Item 7.01. Regulation FD Disclosure.
On June 16, 2026, the Company issued a press release announcing Mr. Gardner’s appointment as President, a copy of which is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 7.01. The information in this Item 7.01 and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No	Description
99.1	Press Release, dated June 16, 2026, regarding the registrant’s appointment of its new President.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENEDX HOLDINGS CORP.

Date: June 16, 2026	By:	/s/ Katherine Stueland
	Name:	Katherine Stueland
	Title:	Chief Executive Officer